SERIES 2004-1 SUPPLEMENT dated as of June 7, 2004 (this "Supplement"), by and between TXU ELECTRIC DELIVERY TRANSITION BOND COMPANY LLC (formerly known as Oncor Electric Delivery Transition Bond Company LLC), a limited liability company created under the laws of the State of Delaware (the "Issuer"), and THE BANK OF NEW YORK, a New York banking corporation (the "Indenture Trustee"), as Indenture Trustee under the Indenture dated as of August 21, 2003, between the Issuer and the Indenture Trustee, as supplemented or amended prior hereto (the "Indenture").

                              PRELIMINARY STATEMENT


         Section 9.01 of the Indenture provides, among other things, that the Issuer and the Indenture Trustee may at any time and from time to time enter into one or more indentures supplemental to the Indenture for the purposes of authorizing the issuance by the Issuer of a Series of Bonds and specifying the terms thereof. On August 21, 2003, the Issuer and the Indenture Trustee entered into the Series 2003-1 Supplement, authorizing the issuance by the Issuer of $500,000,000 initial aggregate principal amount of TXU Electric Delivery Transition Bond Company LLC Bonds, Series 2003-1. The Issuer has duly authorized the creation of an additional Series of Bonds with an initial aggregate principal amount of $789,777,000 to be known as TXU Electric Delivery Transition Bond Company LLC Bonds, Series 2004-1 (the "Series 2004-1 Bonds"), and the Issuer and the Indenture Trustee are executing and delivering this Supplement in order to provide for the Series 2004-1 Bonds.

         All terms used in this Supplement that are defined in the Indenture, either directly or by reference therein, have the meanings assigned to them therein, except to the extent such terms are defined or modified in this Supplement or the context clearly requires otherwise. In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Indenture, the terms and provisions of this Supplement shall govern.

         NOW, THEREFORE, THIS SUPPLEMENT WITNESSETH:

         That the Issuer, in consideration of the purchase of the Series 2004-1 Bonds by the Holders and of other good and lawful consideration, the receipt and sufficiency of which are hereby acknowledged, and to secure, equally and ratably without prejudice, priority or distinction, except as specifically otherwise set forth in the Indenture, the payment of the Series 2004-1 Bonds, amounts in connection with any Swap Agreement, the payment of all other amounts due under or in connection with the Indenture and the performance and observance of all of the covenants and conditions contained in the Indenture or in such Series 2004-1 Bonds, has hereby executed and delivered this Supplement and by these presents does hereby convey, grant and assign, transfer and pledge, in each case, in and unto the Indenture Trustee, its successors and assigns forever, for the benefit of the Holders, all and singular the property hereinafter described (hereinafter referred to as the "Series 2004-1 Collateral"), to wit:

                                 GRANTING CLAUSE


         The Issuer hereby Grants to the Indenture Trustee on the Closing Date, as Indenture Trustee for the benefit of the Holders of the Series 2004-1 Bonds outstanding, all of the Issuer's right, title and interest (whether now owned or hereafter acquired or arising) in and to (a) the Series 2004-1 Transition Property created under and pursuant to the Financing Order, and transferred by the Seller to the Issuer pursuant to the Series 2004-1 Sale Agreement for the Series 2004-1 Bonds (including, to the fullest extent permitted by law, the right to impose, collect and receive Transition Charges allocable to the Series 2004-1 Bonds, all revenues, collections, claims, rights, payments, money or proceeds of or arising from such Transition Charges authorized in the Financing Order and any Tariffs filed pursuant thereto and any contractual rights to collect such Transition Charges from Customers and REPs), (b) all Transition Charges allocable to the Series 2004-1 Bonds, (c) the Series 2004-1 Sale Agreement and the Bill of Sale for the Series 2004-1 Transition Property executed in connection therewith and all property and interests in property transferred under such Series 2004-1 Sale Agreement and the related Bill of Sale, (d) the Series 2004-1 Servicing Agreement for the Series 2004-1 Bonds and any subservicing, agency, intercreditor or collection agreements executed in connection therewith, including any Intercreditor Agreement, (e) the Administration Agreement, (f) the Collection Account for the Series 2004-1 Bonds, all subaccounts thereof and all amounts of cash, instruments, investment property or other assets on deposit therein or credited thereto from time to time and all financial assets and securities entitlements carried therein or credited thereto, (g) any Swap Agreement for the Series 2004-1 Bonds or other interest rate exchange agreement which is executed in connection with the issuance of Floating Rate Bonds, if any, (h) all rights to compel the Servicer to file for and obtain adjustments to the Transition Charges in accordance with
Section 39.307 of the Securitization Law, the Financing Order or any Tariff filed in connection therewith, (i) to the extent payable to the Collection Account for the Series 2004-1 Bonds, all deposits, guarantees, surety bonds, letters of credit and other forms of credit support provided by or on behalf of REPs pursuant to the Financing Order or Tariff, including investment earnings thereon and all amounts on deposit in the REP Deposit Account; (j) all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing, whether such claims, demands, causes and choses in action constitute Series 2004-1 Transition Property, accounts, general intangibles, instruments, contract rights, chattel paper or proceeds of such items or any other form of property, (k) all accounts, chattel paper, deposit accounts, documents, general intangibles, goods, instruments, investment property, letters of credit, letters-of-credit rights, money, commercial tort claims and supporting obligations related to the Series 2004-1 Bonds, and (l) all payments on or under, and all proceeds in respect of, any or all of the foregoing; it being understood that the following do not constitute Series 2004-1 Collateral:
(i) Series 2003-1 Collateral; (ii) cash that has been released pursuant to
Section 8.02(e)(xv) following retirement of all Outstanding Series of Bonds,
(iii) amounts deposited with the Issuer on any Series Issuance Date, including the Closing Date, for payment of costs of issuance with respect to the related Series (together with any interest earnings thereon), (iv) amounts released to the Issuer pursuant to Section 8.02(e)(xii), (v) amounts deposited by the Issuer in the Indenture Trustee Reserve Account, and (vi) amounts (together with any interest earnings thereon) on deposit in the REP Deposit Account released to the Servicer or a REP, it being understood that such amounts described in clauses
(ii), (iii), (iv), (v) and (vi) above shall not be subject to Section 3.17 of the Indenture.

         The foregoing Grant is made in trust to secure the payment of principal of and premium, if any, interest on, and any other amounts owing in respect of, the Series 2004-1 Bonds equally and ratably without prejudice, priority or distinction, except as expressly provided in this Indenture, and to secure compliance with the provisions of the Indenture with respect to the Series 2004-1 Bonds, all as provided in the Indenture. The Indenture and this Supplement constitute a security agreement within the meaning of the Securitization Law and under the UCC to the extent that the provisions of the UCC are applicable hereto.

         The Indenture Trustee, as trustee on behalf of the Holders of the Series 2004-1 Bonds, acknowledges such Grant and accepts the trusts under the Indenture in accordance with the provisions of the Indenture.

         AND IT IS HEREBY COVENANTED, DECLARED AND AGREED between the parties hereto that all Series 2004-1 Bonds are to be issued, countersigned and delivered and that all of the Collateral is to be held and applied, subject to the further covenants, conditions, releases, uses and trusts hereinafter set forth, and the Issuer, for itself and any successor, does hereby covenant and agree to and with the Indenture Trustee and its successors in said trust, for the benefit of the Holders and of the parties to any Swap Agreement, as follows:

         SECTION 1. Designation. The Series 2004-1 Bonds shall be designated generally as the Transition Bonds, Series 2004-1 and further denominated as Classes A-1 through A-3.

         SECTION 2. Initial Principal Amount; Bond Interest Rate; Scheduled Final Payment Date; Final Maturity Date. The Bonds of each Class of the Series 2004-1 shall have the initial principal amount, bear interest at the rates per annum and shall have Scheduled Final Payment Dates and Final Maturity Dates set forth below:

                 Initial                  Bond              Scheduled Final             Final
Class       Principal Amount         Interest Rate           Payment Date           Maturity Date
-----       ----------------         -------------           ------------           -------------
A-1           $279,000,000               3.52%                11/15/2009             11/15/2011
A-2           $221,000,000               4.81%                11/15/2012             11/15/2014
A-3           $289,777,000               5.29%                 5/15/2016              5/15/2018

The Bond Interest Rate shall be computed on the basis of a 360-day year of twelve 30-day months.

         SECTION 3. Authentication Date; Payment Dates; Expected Amortization Schedule for Principal; Periodic Interest; Required Overcollateralization Level; No Premium; Other Terms.

         (a) Authentication Date. The Series 2004-1 Bonds that are authenticated and delivered by the Indenture Trustee to or upon the order of the Issuer on June 7, 2004 (the "Series Issuance Date") shall have as their date of authentication June 7, 2004.

         (b) Payment Dates. The Payment Dates for the Series 2004-1 Bonds are May 15 and November 15 of each year or, if any such date is not a Business Day, the next succeeding Business Day, commencing on November 15, 2004 and continuing until the earlier of repayment of such class in full and the applicable Final Maturity Date.

         (c) Expected Amortization Schedule for Principal. Unless an Event of Default shall have occurred and be continuing on each Payment Date, the Indenture Trustee shall distribute to the Holders of record as of the related Record Date amounts payable pursuant to Section 8.02(e)(viii) and (ix) of the Indenture as principal, in the following order and priority: (1) to the holders of the Class A-1 Bonds, until the Outstanding Amount of such Class of Bonds thereof has been reduced to zero; (2) to the holders of the Class A-2 Bonds, until the Outstanding Amount of such Class of Bonds thereof has been reduced to zero; and (3) to the holders of the Class A-3 Bonds, until the Outstanding Amount of such Class of Bonds thereof has been reduced to zero; provided, however, that in no event shall a principal payment pursuant to this Section 3(c) on any Class on a Payment Date be greater than the amount necessary to reduce the Outstanding Amount of such Class of Bonds to the amount specified in the Expected Amortization Schedule which is attached as Schedule A hereto for such Class and Payment Date.

         (d) Periodic Interest. Periodic Interest will be payable on each Class of the Series 2004-1 Bonds on each Payment Date in an amount equal to one-half of the product of (i) the applicable Bond Interest Rate and (ii) the Outstanding Amount of the related Class of Bonds as of the close of business on the preceding Payment Date after giving effect to all payments of principal made to the Holders of the related Class of Series 2004-1 Bonds on such preceding Payment Date; provided, however, that with respect to the Initial Payment Date, or, if no payment has yet been made, interest on the outstanding principal balance will accrue from and including the Series Issuance Date to, but excluding, the following Payment Date.

         (e) Required Overcollateralization Level. The Required
Overcollateralization Level for any Payment Date shall be as set forth in Schedule B hereto.

         (f) No Optional Redemption. The Series 2004-1 Bonds shall not be redeemable, in whole or in part, at the option of the Issuer prior to the applicable Final Maturity Date.

         SECTION 4. Minimum Denominations. The Series 2004-1 Bonds shall be issuable in the Minimum Denomination and integral multiples thereof.

         SECTION 5. Certain Defined Terms. Article I of the Indenture provides that the meanings of certain defined terms used in the Indenture shall, when applied to the Bonds of a particular Series, be as defined in Appendix A to the Indenture. Additionally, Article II of the Indenture provides that with respect to a particular Series of Bonds, certain terms will have the meanings specified in the related Supplement. With respect to the Series 2004-1 Bonds, the following definitions shall apply:

         "Collection Account for the Series 2004-1 Bonds" shall comprise of the following subaccounts opened at the Indenture Trustee's Corporate Trust Office on January 13, 2004 in the name of the Indenture Trustee:

         (a) ______ TXU SERIES 2004-1 GENERAL SUB ACCOUNT;

         (b) ______ TXU SERIES 2004-1 RESERVE SUB ACCOUNT;

         (c) ______ TXU SERIES 2004-1 OVERCOLLATERALIZATION SUB ACCOUNT; and

         (d) ______ TXU SERIES 2004-1 CAPITAL SUB ACCOUNT.

         "Minimum Denomination" shall mean $1,000.

         "Bond Interest Rate" has the meaning set forth in Section 2 of this Supplement.

         "Payment Date" has the meaning set forth in Section 3(b) of this Supplement.

         "Periodic Interest" has the meaning set forth in Section 3(d) of this Supplement.

         "REP Deposit Account" shall mean the "______ REP DEPOSIT ACCOUNT" opened at the Indenture Trustee's Corporate Trust Office on June 30, 2003 in the name of the Indenture Trustee.

         "Scheduled Final Payment Date" means with respect to any Class of the Series 2004-1 Bonds, the scheduled final Payment Date therefor, as specified in
Section 2 of this Supplement.

         "Series Issuance Date" has the meaning set forth in Section 3(a) of this Supplement.

         "TXU Electric" means TXU Electric Delivery Company, formerly known as Oncor Electric Delivery Company, a Texas corporation, and any of its permitted successors or assigns.

         SECTION 6. Delivery and Payment for the Series 2004-1 Bonds; Form of the Series 2004-1 Bonds. The Indenture Trustee shall deliver the Series 2004-1 Bonds to the Issuer when authenticated in accordance with Section 2.03 of the Indenture. The Series 2004-1 Bonds of each Class shall be in the form of Exhibits A-1 through A-3 hereto.

         SECTION 7. Ratification of Agreement. As supplemented by this Supplement, the Indenture is in all respects ratified and confirmed and the Indenture, as so supplemented by this Supplement, shall be read, taken, and construed as one and the same instrument.

         SECTION 8. Counterparts. This Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

         SECTION 9. Governing Law. This Supplement shall be construed in accordance with the laws of the State of New York, without reference to its conflict of law provisions (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws; provided that the creation, attachment and perfection of any liens created under the

Indenture in Transition Property, and all rights and remedies of the Indenture Trustee and the Holders with respect to such Transition Property, shall be governed by the laws of the State of Texas.

         SECTION 10. Issuer Obligation. No recourse may be taken directly or indirectly, with respect to the obligations of the Issuer on the Bonds, under the Indenture or under this Supplement or any certificate or other writing delivered in connection herewith or therewith, against (i) the Indenture Trustee or the Managers in their respective individual capacities, (ii) any owner of a beneficial interest in the Issuer (including TXU Electric) or (iii) any shareholder, partner, owner, beneficiary, agent, officer, director, employee or agent of the Indenture Trustee, the Managers or any owner of a beneficial interest in the Issuer (including TXU Electric) in its individual capacity, or of any successor or assign of any of them in their respective individual or corporate capacities, except as any such Person may have expressly agreed (it being understood that none of the Indenture Trustee, the Managers and TXU Electric have any such obligations in their respective individual or corporate capacities).

         SECTION 11. Priority of Payments. Notwithstanding anything to the contrary in the Indenture, on each Payment Date for the Series 2004-1 Bonds, the Indenture Trustee shall apply all amounts on deposit in the Collection Account for the Series 2004-1 Bonds, including all net earnings thereon, to pay the following amounts, in accordance with the Servicer's Certificate, in the following priority:

              (i) all amounts owed by the Issuer to the Indenture Trustee (including reasonable attorney's fees and expenses), allocated among all Series of Bonds Outstanding as the Indenture Trustee determines appropriate, shall be paid to the Indenture Trustee (subject to Section 6.07 of the Indenture) and all amounts owed to the Independent Managers in connection with their acting as managers under the LLC Agreement, allocated on a pro rata basis among all Series of Bonds Outstanding based on the Outstanding principal amount of each Series, shall be paid to the Independent Managers, as appropriate, in an amount not to exceed $30,000 annually for all Series of Bonds Outstanding;

              (ii) the Servicing Fee, which will be the lesser of (a) $400,000 or (b) $644, 888.50 minus the annualized servicing fees payable in respect of the series 2003-1 bonds, and any unpaid Servicing Fees for prior Payment Dates shall be paid to the Servicer;

              (iii) so long as no Default or Event of Default shall have occurred and be continuing with respect to the Series 2004-1 Bonds or would result from such payment, all other fees, expenses and indemnity amounts, including the Administrator's fees shall be paid to the Persons entitled thereto or, if such have been previously paid by the Issuer, to the Issuer in reimbursement thereof, allocated among all Series of Bonds Outstanding; provided that the amounts paid pursuant to this clause (iii) in any calendar year shall not exceed $185,000 for all Series of Bonds Outstanding, less the amounts paid under clause (i) above;

              (iv) any overdue Periodic Interest (together with, to the extent lawful, interest on such overdue Periodic Interest at the applicable Bond Interest Rate) with respect to the Series 2004-1 Bonds shall be paid to the Holders of the Series 2004-1 Bonds on a pro-rata basis among all classes of the Series 2004-1 Bonds then Outstanding;

              (v) Periodic Interest for such Payment Date with respect to the Series 2004-1 Bonds and any amounts due on such Payment Date to the counterparty or counterparties under any Swap Agreement (other than any termination Swap Payment), shall be paid to the Holders of the Series 2004-1 Bonds and the counterparty or counterparties, respectively, on a pro-rata basis among all classes of the Series 2004-1 Bonds then Outstanding and any Swap Agreement then in effect;

              (vii) principal due and payable on the Series 2004-1 Bonds as a result of an Event of Default or on the Final Maturity Date of the Series 2004-1 Bonds or upon redemption, shall be paid to the Holders of the Series 2004-1 Bonds on a pro-rata basis among all classes of the Series 2004-1 Bonds then Outstanding;

              (viii) any overdue Periodic Principal payable with respect to the Series 2004-1 Bonds shall be paid to the Holders of the Series 2004-1 Bonds in accordance with the Expected Amortization Schedule of the Series 2004-1 Bonds;

              (ix) Periodic Principal for such Payment Date with respect to the Series 2004-1 Bonds shall be paid to the Holders of the Series 2004-1 Bonds in accordance with the Expected Amortization Schedule of the Series 2004-1 Bonds;

              (xi) the amount, if any, by which the Required Capital Level with respect to all Outstanding Series 2004-1 Bonds exceeds the amount in the Capital Subaccount for the Series 2004-1 Bonds as of such Payment Date shall be allocated to the Capital Subaccount for the Series 2004-1 Bonds;

              (xii) the amount, if any, by which the Required
Overcollateralization Level with respect to the Series 2004-1 Bonds exceeds the amount in the Overcollateralization Subaccount as of such Payment Date shall be allocated to the Overcollateralization Subaccount for the Series 2004-1 Bonds;

              (xiii) any termination Swap Payment, payable only after all of the Series 2004-1 Bonds have been paid in full unless any of the following events has occurred (a) an Event of Default (as defined in the Master Agreement defined below) under Section 5(a)(i) of the International Swaps and Derivatives Association, Inc. Master Agreement, dated as of the date hereof ("Master Agreement"), between one or more Swap Counterparties and the Issuer, as a result of insufficient collection of Transition Charges relating to the Series 2004-1 Bonds (provided that any such termination Swap Payment shall not exceed an aggregate amount of $50,000,000); (b) an Event of Default under Section 5(a)(ii), caused by either the Issuer or the Indenture Trustee (provided that any such termination Swap Payment shall not exceed an aggregate amount of $50,000,000); (c) an Issuer's Event of Default (as defined in the Master Agreement) under Section 5(a)(vii) of the Master Agreement; (d) an Issuer's Event of Default under Section 5(a)(viii) of the Master Agreement; or (e) failure or termination of the security interest of the Indenture Trustee under the Indenture;

              (xiv) if there is a positive balance after making the foregoing allocations, an amount not to exceed the lesser of such balance and the investment earnings on the Capital Subaccount for the Series 2004-1 Bonds shall be paid to the Issuer;

              (xv) the balance, if any, shall be allocated to the Reserve Subaccount for the Series 2004-1 Bonds for distribution on subsequent Payment Dates;

              (xvi) after principal of and premium, if any, and interest on all Series 2004-1 Bonds, and all of the other foregoing amounts, have been paid in full, the balance (including all amounts then held in the General Subaccount, the Overcollateralization Subaccount, the Capital Subaccount or the Reserve Subaccount for the Series 2004-1 Bonds) shall be applied to fund any remaining termination payment under any Swap Agreement; and

              (xvii) after principal and premium, if any, and interest on all Series 2004-1 Bonds, and all of the other foregoing amounts, have been paid in full, the balance (including all amounts then held in the General Subaccount, the Overcollateralization Subaccount, the Capital Subaccount and the Reserve Subaccount for the Series 2004-1 Bonds), if any, shall be paid to the Issuer, free from the lien of this Indenture.

All payments to the Holders of the Series 2004-1 Bonds pursuant to clauses (iv),
(v) and (vii) above shall be made to such Holders pro rata based on the respective amounts of interest and/or principal owed. Payments in respect of principal of and premium, if any, and interest on any Class of Series 2004-1 Bonds will be made on a pro rata basis among all the Holders of such Class.

SECTION 12. Failure to Implement True-up Mechanism. The Event of Default specified in Section 5.01(viii) of the Indenture shall include the failure of the PUCT to implement the PUCT guaranteed true-up mechanism in accordance with the Financing Order.

         IN WITNESS WHEREOF, the Issuer and the Indenture Trustee have caused this Supplement to be duly executed by their respective officers thereunto duly authorized as of the month and year first above written.

                             TXU ELECTRIC DELIVERY TRANSITION BOND COMPANY LLC, as Issuer,


                             By: /s/ H. Dan Farell
                                 ---------------------------------------------
                             Name:   H. Dan Farell
                             Title:  Manager





                             THE BANK OF NEW YORK,
                             as Indenture Trustee


                             By: /s/ Daniel Rothman
                                 ---------------------------------------------
                             Name:   Daniel Rothman
                             Title:  Vice President

                                   SCHEDULE A

                         EXPECTED AMORTIZATION SCHEDULE
                          OUTSTANDING PRINCIPAL BALANCE


                   (All amounts are in United States Dollars)


                         CLASS A-1          CLASS A-2           CLASS A-3
     PAYMENT DATE       BALANCE ($)        BALANCE ($)         BALANCE ($)
     ------------       -----------        -----------         -----------
         Closing        279,000,000        221,000,000         289,777,000
       11/15/04         269,502,878        221,000,000         289,777,000
        5/15/05         244,571,168        221,000,000         289,777,000
       11/15/05         214,958,293        221,000,000         289,777,000
        5/15/06         188,956,607        221,000,000         289,777,000
       11/15/06         158,437,905        221,000,000         289,777,000
        5/15/07         131,368,989        221,000,000         289,777,000
       11/15/07          99,403,342        221,000,000         289,777,000
        5/15/08          71,373,645        221,000,000         289,777,000
       11/15/08          38,993,693        221,000,000         289,777,000
        5/15/09          10,322,896        221,000,000         289,777,000
       11/15/09                   -        197,312,851         289,777,000
        5/15/10                   -        167,403,310         289,777,000
       11/15/10                   -        131,749,704         289,777,000
        5/15/11                   -        100,265,526         289,777,000
       11/15/11                   -         62,987,095         289,777,000
        5/15/12                   -         29,851,812         289,777,000
       11/15/12                   -                  -         280,695,641
        5/15/13                   -                  -         245,801,155
       11/15/13                   -                  -         204,957,965
        5/15/14                   -                  -         168,062,616
       11/15/14                   -                  -         125,147,395
        5/15/15                   -                  -          86,141,252
       11/15/15                   -                  -          41,133,636
        5/15/16                   -                  -                   -

                                   SCHEDULE B


                  REQUIRED OVERCOLLATERALIZATION LEVEL SCHEDULE


                                                    SCHEDULED
                 PAYMENT DATE              OVERCOLLATERALIZATION LEVEL
                 ------------              ---------------------------
                   11/15/04                         164,537
                    5/15/05                         329,074
                   11/15/05                         493,611
                    5/15/06                         658,148
                   11/15/06                         822,684
                    5/15/07                         987,221
                   11/15/07                       1,151,758
                    5/15/08                       1,316,295
                   11/15/08                       1,480,832
                    5/15/09                       1,645,369
                   11/15/09                       1,809,906
                    5/15/10                       1,974,443
                   11/15/10                       2,138,979
                    5/15/11                       2,303,516
                   11/15/11                       2,468,053
                    5/15/12                       2,632,590
                   11/15/12                       2,797,127
                    5/15/13                       2,961,664
                   11/15/13                       3,126,201
                    5/15/14                       3,290,738
                   11/15/14                       3,455,274
                    5/15/15                       3,619,811
                   11/15/15                       3,784,348
                    5/15/16                       3,948,885

                                                     EXHIBIT [A-1, A-2 AND A-3]

         UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO THE NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED No. R-_                                              $
                                                                 -------------

                                                          CUSIP No.
                                                                   -----------

                       SEE REVERSE FOR CERTAIN DEFINITIONS

         THE PRINCIPAL OF THIS SERIES 2004-1, CLASS A-[ ] ("THIS CLASS A-[ ] BOND") WILL BE PAID IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS CLASS A-[ ] BOND AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF. THE HOLDER OF THIS BOND HAS NO RECOURSE TO THE ISSUER HEREOF AND AGREES TO LOOK ONLY TO THE SERIES 2004-1 COLLATERAL, AS DESCRIBED IN THE INDENTURE AND THE SERIES SUPPLEMENT REFERRED TO ON THE REVERSE HEREOF, FOR PAYMENT OF ANY AMOUNTS DUE HEREUNDER. ALL OBLIGATIONS OF THE ISSUER OF THIS CLASS A-[ ] BOND UNDER THE TERMS OF THE INDENTURE WILL BE RELEASED AND DISCHARGED UPON PAYMENT IN FULL HEREOF OR AS OTHERWISE PROVIDED IN
SECTION 3.10(b) OR ARTICLE IV OF THE INDENTURE. THE HOLDER OF THIS CLASS A-[ ] BOND HEREBY COVENANTS AND AGREES THAT PRIOR TO THE DATE THAT IS ONE YEAR AND ONE DAY AFTER THE PAYMENT IN FULL OF THE SERIES 2004-1 CLASS A-[ ] BONDS, IT WILL NOT INSTITUTE AGAINST, OR JOIN ANY OTHER PERSON IN INSTITUTING AGAINST, THE ISSUER ANY BANKRUPTCY, REORGANIZATION, ARRANGEMENT, INSOLVENCY OR LIQUIDATION PROCEEDINGS OR OTHER SIMILAR PROCEEDING UNDER THE LAWS OF THE UNITED STATES OR ANY STATE OF THE UNITED STATES. NOTHING IN THIS PARAGRAPH SHALL PRECLUDE, OR BE DEEMED TO ESTOP, SUCH HOLDER (A) FROM TAKING OR OMITTING TO TAKE ANY ACTION PRIOR TO SUCH DATE IN (I) ANY CASE OR PROCEEDING VOLUNTARILY FILED OR COMMENCED

BY OR ON BEHALF OF THE ISSUER UNDER OR PURSUANT TO ANY SUCH LAW OR (II) ANY INVOLUNTARY CASE OR PROCEEDING PERTAINING TO THE ISSUER WHICH IS FILED OR COMMENCED BY OR ON BEHALF OF A PERSON OTHER THAN SUCH HOLDER AND IS NOT JOINED IN BY SUCH HOLDER (OR ANY PERSON TO WHICH SUCH HOLDER SHALL HAVE ASSIGNED, TRANSFERRED OR OTHERWISE CONVEYED ANY PART OF THE OBLIGATIONS OF THE ISSUER HEREUNDER) UNDER OR PURSUANT TO ANY SUCH LAW, OR (B) FROM COMMENCING OR PROSECUTING ANY LEGAL ACTION THAT IS NOT AN INVOLUNTARY CASE OR PROCEEDING UNDER OR PURSUANT TO ANY SUCH LAW AGAINST THE ISSUER OR ANY OF ITS PROPERTIES.

                TXU ELECTRIC DELIVERY TRANSITION BOND COMPANY LLC
                  TRANSITION BONDS, SERIES 2004-1, CLASS A-[ ]

          BOND               ORIGINAL          SCHEDULED           FINAL
        INTEREST            PRINCIPAL        FINAL PAYMENT        MATURITY
         RATE                AMOUNT              DATE              DATE

         %                  $


         TXU Electric Delivery Transition Bond Company LLC (formerly known as Oncor Electric Delivery Transition Bond Company LLC), a limited liability company created under the laws of the State of Delaware (herein referred to as the "Issuer"), for value received, hereby promises to pay to _____________, or registered assigns, the Original Principal Amount shown above in semi-annual installments on the Payment Dates and in the amounts specified on the reverse hereof or, if less, the amounts determined pursuant to Section 8.02 of the Indenture, in each year, commencing on the date determined as provided on the reverse hereof and ending on or before the Final Maturity Date shown above and to pay interest, at the Bond Interest Rate shown above, on each May 15 and November 15 or if any such day is not a Business Day, the next succeeding Business Day, commencing on November 15, 2004 and continuing until the earlier of the payment in full of the principal hereof and the Final Maturity Date (each a "Payment Date"), on the principal amount of this Class A-[ ] Bond. Interest on this Class A-[ ] Bond will accrue for each Payment Date from and including the most recent Payment Date on which interest has been paid to but excluding such Payment Date or, if no interest has yet been paid, from June 7, 2004 (hereinafter referred to as "Series Issuance Date"). Interest will be computed on the basis of (i) for the first Payment Date, on the basis of the number of days (determined on the basis of a 360-day year of twelve 30-day months) from and including the Series Issuance Date, to but excluding the initial Payment Date, divided by 360, multiplied by the product of the Bond Interest Rate shown above times the Original Principal Amount of the Class A-[ ] Bonds, and (ii) for each succeeding Payment Date, the number of days (determined on the basis of a 360-day year of twelve 30-day months) from and including the preceding Payment Date to, but excluding, the current Payment Date, divided by 360, multiplied by the product of the Bond Interest Rate shown above times the Outstanding Amount of the Class A-[ ] Bonds as of the close of business on the preceding Payment Date after giving effect to all payments of principal made to the Holders of the Class A-[ ] Bonds on such preceding Payment Date. Such principal of and interest on this Class A-[ ] Bond shall be paid in the manner specified on the reverse hereof.

         The principal of and interest on this Class A-[ ] Bond are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. All payments made by the Issuer with respect to this Class A-[ ] Bond shall be applied first to interest due and payable on this Class A-[ ] Bond as provided above and then to the unpaid principal of and premium, if any, on this Class A-[ ] Bond, all in the manner set forth in Section 8.02 of the Indenture.

         Reference is made to the further provisions of this Class A-[ ] Bond set forth on the reverse hereof, which shall have the same effect as though fully set forth on the face of this Class A-[ ] Bond.

         Unless the certificate of authentication hereon has been executed by the Indenture Trustee whose name appears below by manual signature, this Class A-[ ] Bond shall not be entitled to any benefit under the Indenture referred to on the reverse hereof, or be valid or obligatory for any purpose.

         IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.


                             TXU ELECTRIC DELIVERY TRANSITION
                             BOND COMPANY LLC


                             By:
                                 ---------------------------------------------
                             Name:
                             Title: Manager


                INDENTURE TRUSTEE'S CERTIFICATE OF AUTHENTICATION


         This is one of the Series 2004-1, Class A-[ ] Bonds, designated above and referred to in the within-mentioned Indenture.



Dated:


                             THE BANK OF NEW YORK,
                             as Indenture Trustee


                             By:
                                 ---------------------------------------------
                                      Name:
                                     Title:

                                 REVERSE OF BOND


         This Series 2004-1, Class A-[ ] Bond is one of a duly authorized issue of Bonds of the Issuer (herein called the "Bonds"), issued and to be issued in one or more Series, which Series are issuable in one or more Classes, and the Series 2004-1 Bonds consists of three Classes, including this Class A-[ ] Bond (herein called the "Series 2004-1 Bonds"), all issued and to be issued under an Indenture dated as of August 21, 2003, as amended or supplemented, and a series supplement thereto dated as of June 7, 2004 (such series supplement, as supplemented or amended, the "Series Supplement" and, collectively with such indenture, as supplemented or amended, the "Indenture"), between the Issuer and The Bank of New York, as Indenture Trustee (the "Indenture Trustee", which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights and obligations thereunder of the Issuer, the Indenture Trustee and the Holders of the Bonds. All terms used in this Class A-[ ] Bond that are defined in the Indenture, as supplemented or amended, shall have the meanings assigned to them in the Indenture.

         The Class A-[ ] Bonds and the other Classes of Series 2004-1 Bonds (all of such Classes being referred to herein as "Series 2004-1 Bonds") are and will be equally and ratably secured by the Series 2004-1 Collateral pledged as security therefor as provided in the Indenture.

         The principal of this Class A-[ ] Bond shall be payable on each Payment Date only to the extent that amounts in the Collection Account are available therefor, and only until the outstanding principal balance thereof on the preceding Payment Date (after giving effect to all payments of principal, if any, made on the preceding Payment Date) has been reduced to the principal balance specified for the Class A-[ ] Bonds in the Expected Amortization Schedule which is attached to the Series Supplement as Schedule A, unless payable earlier because an Event of Default shall have occurred and be continuing and the Indenture Trustee or the Holders representing not less than a majority of the Outstanding Amount of the Series 2004-1 Bonds have declared the Series 2004-1 Bonds to be immediately due and payable in accordance with Section
5.02 of the Indenture (unless such declaration shall have been rescinded and annulled in accordance with Section 5.02 of the Indenture). However, actual principal payments may be made in lesser than expected amounts and at later than expected times as determined pursuant to Section 8.02 of the Indenture. The entire unpaid principal amount of this Class A-[ ] Bond shall be due and payable on the Final Maturity Date hereof. Notwithstanding the foregoing, the entire unpaid principal amount of the Class A-[ ] Bonds shall be due and payable, if not then previously paid, on the date on which an Event of Default shall have occurred and be continuing and the Indenture Trustee or the Holders of the Series 2004-1 Bonds representing not less than a majority of the Outstanding Amount of the Series 2004-1 Bonds have declared the Bonds of this Series to be immediately due and payable in the manner provided in Section 5.02 of the Indenture (unless such declaration shall have been rescinded and annulled in accordance with Section 5.02 of the Indenture). All principal payments on the Class A-[ ] Bonds shall be made pro rata to the Class A-[ ] Holders entitled thereto based on the respective principal amounts of the Class A-[ ] Bonds held by them.

         Payments of interest on this Class A-[ ] Bond due and payable on each Payment Date, together with the installment of principal or premium, if any, shall be made by check mailed first-class, postage prepaid, to the Person whose name appears as the Registered Holder of this Class A-[ ] Bond (or one or more Predecessor Bonds) on the Securities Register as of the close of business on the Record Date or in such other manner as may be provided in the Indenture or the Series Supplement, if any, except for the final installment of principal and premium, if any, payable with respect to this Class A-[ ] Bond on a Payment Date which shall be payable as provided below. Such checks shall be mailed to the Person entitled thereto at the address of such Person as it appears on the Securities Register as of the applicable Record Date without requiring that this Class A-[ ] Bond be submitted for notation of payment. Any reduction in the principal amount of this Class A-[ ] Bond (or any one or more Predecessor Bonds) effected by any payments made on any Payment Date shall be binding upon all future Holders of this Class A-[ ] Bond and of any Bond issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon. If funds are expected to be available, as provided in the Indenture, for payment in full of the then remaining unpaid principal amount of this Class A-[ ] Bond on a Payment Date, then the Indenture Trustee, in the name of and on behalf of the Issuer, will notify the Person who was the Registered Holder hereof as of the Record Date preceding such Payment Date by notice mailed no later than five days prior to such final Payment Date and shall specify that such final installment will be payable only upon presentation and surrender of this Class A-[ ] Bond and shall specify the place where this Class A-[ ] Bond may be presented and surrendered for payment of such installment.

         The Issuer shall pay interest on overdue installments of interest at the Bond Interest Rate to the extent lawful.

         As provided in the Series Supplement, the Class A-[] Bonds shall not be redeemable, in whole or in part, at the option of the Issuer prior to the Final Maturity Date hereof.

         This Class A-[ ] Bond is a "transition bond" as such term is defined in the Securitization Law. Principal and interest due and payable on this Bond are payable from and secured primarily by Series 2004-1 Transition Property created and established by the Financing Order obtained from the Public Utility Commission of Texas pursuant to the Securitization Law. Series 2004-1 Transition Property consists of the rights and interests in the Financing Order, including the right to impose, collect and recover certain charges (defined in the Securitization Law as "Transition Charges") to be included in regular electric utility bills of existing and future electric service customers within the service territory of TXU Electric Delivery Company (herein referred to as "TXU Electric"), a Texas electric utility, or its successors or assigns, as more fully described in the Financing Order.

         The Securitization Law provides that: "Transition bonds are not a debt or obligation of the state and are not a charge on its full faith and credit or taxing power. The state pledges, however, for the benefit and protection of financing parties and the electric utility, that it will not take or permit any action that would impair the value of transition property, or, except as permitted by Section 39.307, reduce, alter, or impair the transition charges to be imposed, collected, and remitted to financing parties, until the principal, interest and premium, and any other charges incurred and contracts to be performed in connection with the related transition bonds have been paid and performed in full. Any party issuing transition bonds is authorized to include this pledge in any documentation relating to those bonds."

         As a result of the foregoing pledge, the State of Texas (including the PUCT) may not, except as provided in the succeeding sentence, in any way reduce, alter or impair the Transition Charges until the Bonds, together with interest thereon, are fully paid and discharged. Notwithstanding the immediately preceding sentence, the State of Texas would be allowed to effect a temporary impairment of the Holders' rights if it could be shown that such impairment was necessary to advance a significant and legitimate public purpose.

         The Issuer and TXU Electric hereby acknowledge that the purchase of this Class A-[ ] Bond by the Holder hereof or the purchase of any beneficial interest herein by any Person are made in reliance on the foregoing pledge.

         As provided in the Indenture and subject to certain limitations set forth therein, the transfer of this Class A-[ ] Bond may be registered on the Securities Register upon surrender of this Class A-[ ] Bond for registration of transfer at the office or agency designated by the Issuer pursuant to the Indenture, duly endorsed by, or accompanied by (a) a written instrument of transfer in form satisfactory to the Indenture Trustee duly executed by the Holder hereof or such Holder's attorney duly authorized in writing, with such signature guaranteed by an institution which is a member of one of the following recognized Signature Guaranty Programs: (i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program
(MSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) in such other guarantee program acceptable to the Indenture Trustee, and (b) such other documents as the Indenture Trustee may require, and thereupon one or more new Class A-[ ] Bonds of Minimum Denominations and in the same aggregate principal amount will be issued to the designated transferee or transferees. No service charge will be charged for any registration of transfer or exchange of this Class A-[ ] Bond, but the transferor may be required to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any such registration of transfer or exchange, other than exchanges pursuant to Sections 2.04, 9.06 or 10.04 of the Indenture not involving any transfer.

         Each Bondholder, by acceptance of a Class A-[ ] Bond, covenants and agrees that no recourse may be taken, directly or indirectly, with respect to the obligations of the Issuer or the Indenture Trustee on the Bonds or under the Indenture or any certificate or other writing delivered in connection therewith, against (i) the Indenture Trustee or the Managers in their respective individual capacities, (ii) any owner of a membership interest in the Issuer (including TXU Electric) or (iii) any shareholder, partner, owner, beneficiary, agent, officer or employee of the Indenture Trustee, the Managers or any owner of a membership interest in the Issuer (including TXU Electric) in its respective individual capacity, or of any successor or assign of any of them in their individual or corporate capacities, except as any such Person may have expressly agreed (it being understood that none of the Indenture Trustee, the Managers or TXU Electric has any such obligations in their respective individual or corporate capacities).

         Prior to the due presentment for registration of transfer of this Class A-[ ] Bond, the Issuer, the Indenture Trustee and any agent of the Issuer or the Indenture Trustee may treat the Person in whose name this Class A-[ ] Bond is registered (as of the day of determination) as the owner hereof for the purpose of receiving payments of principal of and premium, if any, and interest on this Class A-[ ] Bond and for all other purposes whatsoever, whether or not this

Class A-[ ] Bond be overdue, and neither the Issuer, the Indenture Trustee nor any such agent shall be affected by notice to the contrary.

         The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Bonds under the Indenture at any time by the Issuer with the consent of the Holders of Bonds representing not less than a majority of the Outstanding Amount of all Bonds at the time outstanding of each Series or Class to be affected. The Indenture also contains provisions permitting the Holders of Bonds representing specified percentages of the Outstanding Amount of the Bonds of each affected Series, on behalf of the Holders of all the Bonds of such Series, together with PUCT, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Class A-[ ] Bond (or any one of more Predecessor Bonds) shall be conclusive and binding upon such Holder and upon all future Holders of this Class A-[ ] Bond and of any Bond issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof whether or not notation of such consent or waiver is made upon this Class A-[ ] Bond. The Indenture also permits the Indenture Trustee to amend or waive certain terms and conditions set forth in the Indenture without the consent of Holders of the Bonds of all affected Series issued thereunder.

         The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Issuer on this Class A-[ ] Bond and (b) certain restrictive covenants and the related Events of Default, upon compliance by the Issuer with certain conditions set forth herein, which provisions apply to this Class A-[ ] Bond.

         The term "Issuer" as used in this Class A-[ ] Bond includes any successor to the Issuer under the Indenture.

         The Issuer is permitted by the Indenture, under certain circumstances, to merge or consolidate, subject to the rights of the Indenture Trustee and the Holders of Bonds under the Indenture.

         The Class A-[ ] Bonds are issuable only in registered form in denominations as provided in the Indenture and the related Series Supplement, subject to certain limitations therein set forth.

         This Class A-[ ] Bond, the Indenture and the Series Supplement shall be construed in accordance with the laws of the State of New York, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder and thereunder shall be determined in accordance with such laws; provided that the creation, attachment and perfection of any liens created under the Indenture in Transition Property, and all rights and remedies of the Indenture Trustee and the Holders with respect to such Transition Property, shall be governed by the laws of the State of Texas.

         No reference herein to the Indenture and no provision of this Class A-[ ] Bond or of the Indenture shall alter or impair the obligation, which is absolute and unconditional, to pay the principal of and interest on this Class A-[ ] Bond at the times, place, and rate, and in the coin or currency herein prescribed.

         The Holder of this Class A-[ ] Bond by the acceptance hereof agrees that, notwithstanding any provision of the Indenture or the related Series Supplement, if any, to the contrary, the Holder shall have no recourse against the Issuer, but shall look only to the Series 2004-1 Collateral, with respect to any amounts due to the Holder under this Class A-[ ] Bond.

         The Issuer, by entering into the Indenture, and the Holders and any Persons holding a beneficial interest in any Class A-[ ] Bond, by acquiring any Class A-[ ] Bond or interest therein, (i) express their intention that, solely for the purpose of federal taxes and, to the extent consistent with applicable state, local and other tax law, solely for the purpose of state, local and other taxes, the Class A-[ ] Bonds qualify under applicable tax law as indebtedness of the sole owner of the Issuer secured by the Series Collateral and (ii) solely for purposes of federal taxes and, to the extent consistent with applicable state, local and other tax law, solely for purposes of state, local and other taxes, so long as any of the Class A-[ ] Bonds are outstanding, agree to treat the Class A-[ ] Bonds as indebtedness of the sole owner of the Issuer secured by the Series Collateral unless otherwise required by appropriate taxing authorities.

                                  ABBREVIATIONS


         The following abbreviations, when used in the inscription of the face of this Class A-[ ] Bond, shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM                          as tenants in common

TEN ENT                          as tenants by the entireties

JT TEN as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT                Custodian


----------------------------     -----------------------------------------
(Custodian)                      (minor)

                                 Under Uniform Gifts to Minor Act
                                 (                    )


                                 -----------------------------------------
                                 (State)

Additional abbreviations may also be used though not in the above list.

                                   ASSIGNMENT


         Social Security or taxpayer I.D. or other identifying number of assignee

         FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto (name and address of assignee) the within Class A-[ ] Bond and all rights thereunder, and hereby irrevocably constitutes and appoints , attorney, to transfer said Class A-[ ] Bond on the books kept for registration thereof, with full power of substitution in the premises.

Dated:
        -------------------

                                 -------------------------------------------
                                 Signature Guaranteed:


(2) NOTE: The signature to this assignment must correspond with the name of the registered owner as it appears on the face of the within Class A-[ ] Bond in every particular, without alteration, enlargement or any change whatsoever.

NOTE: Signature(s) must be guaranteed by an institution which is a member of one of the following recognized Signature Guaranty Programs: (i) The Securities Transfer Agent Medallion Program (STAMP), (ii) The New York Stock Exchange Medallion Program (MSP), (iii) the Stock Exchange Medallion Program (SEMP) or
(iv) such other guarantee program acceptable to the Indenture Trustee.